FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Press:	Jennifer Clay Vice President, Corporate Communications (310) 38-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400

SKECHERS ANNOUNCES RECORD FULL-YEAR 2017 SALES OF $4.16 BILLION
Record Annual Sales Achieved with New Fourth Quarter Record of $970.6 Million; Company’s Board of
Directors Authorizes $150 Million Stock Repurchase Program

MANHATTAN BEACH, CA. – February 8, 2018 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter Highlights

Record sales of $970.6 million, an increase of 27.0 percent
Earnings from operations of $55.7 million, an increase of 96.9 percent
GAAP diluted loss per share of $0.43 due to a $0.64 one-time tax expense attributable to the Tax Cuts & Jobs Act, adjusted diluted earnings per share of $0.21
International wholesale sales increased 40.2 percent; total international wholesale and retail sales combined represented 52.6 percent of total sales
Domestic wholesale sales increased 11.6 percent
Company-owned global retail sales increased 25.8 percent, with a comparable same store sales increase of 12.0 percent globally

“2017 was a monumental year for Skechers as we achieved sales of more than $4 billion for the first time in our 25-year history,” began Robert Greenberg, Skechers chief executive officer. “This growth is due to our continued focus on efficiencies and infrastructure as well as innovation, comfort, and relevancy within our product design. In the United States, we remained the No. 1 walking, work, casual lifestyle, and casual dress footwear brand, and the No. 2 casual athletic footwear brand*. Our team of legendary athletes and international celebrities, including the chart-topping singer Camila Cabello, drove worldwide appeal in marketing campaigns that represent our diverse product offering—from our heritage retro styling to the innovation and comfort that have become hallmarks of Skechers footwear. Furthermore, we grew our Skechers store base to 2,570 locations at year-end and saw impressive growth across the globe—including record sales on Single’s Day in China. As we look ahead, with fresh styles shipping for Spring, we believe we will remain a leader in the lifestyle footwear channel in the United States, selectively expand our retail footprint, and continue our global growth as we see our international business becoming an increasingly larger piece of our total business.”

“With three months of strong sales, a robust holiday selling season that included increased demand for our innovative lighted children’s footwear and comfortable adult styles, and double-digit growth in each of our three distribution channels, we achieved a new fourth quarter sales record of $970.6 million,” stated David Weinberg, chief operating officer of Skechers. “The four record sales quarters in 2017 resulted in a new annual sales record of $4.16 billion, an increase of over $600 million from the previous year’s sales. This growth is a testament to the worldwide strength and relevance of our product, marketing and brand.”

Fourth Quarter Financial Results
($ in millions, except per share data)

	For the three months
	ended December 31,		Change
	2017	2016	$	%
Sales	$970.6	$764.3	$206.3	27.0%
Gross Profit	454.1	356.2	97.9	27.5%
Gross Margin	46.8%	46.6%
SG&A Expenses	404.7	332.9	71.8	21.6%
As a % of Sales	41.7%	43.6%
Earnings from Operations	55.7	28.3	27.4	96.9%
Operating Margin	5.7%	3.7%
Net Earnings (Loss)	(66.7)	6.7	(73.4)	NM
GAAP Diluted
Earnings Per Share	($0.43)	$0.04	($0.47)	NM
Adjusted Diluted
Earnings Per Share	$0.21	$0.04	$0.17	425.0%

Sales grew 27.0 percent as a result of a 40.2 percent increase in the Company’s international wholesale business, an 11.6 percent increase in the Company’s domestic wholesale business, and a 25.8 percent increase in its Company-owned global retail business. Comparable same store sales in Company-owned stores increased 12.0 percent, including a domestic increase of 10.5 percent and an international increase of 16.5 percent.

Gross margins increased due to strength in the Company’s international retail business and increased sales in the Company’s international subsidiary business.

SG&A expenses increased 21.6 percent. This increase was driven by $67.4 million in general and administrative expenses, including $37.8 million to support international growth in the Company’s joint venture and subsidiary businesses, and $20.1 million associated with operating 75 additional Company-owned Skechers stores, of which 22 were opened in the fourth quarter. Selling expenses increased by $4.4 million primarily due to higher international advertising expenses as well as $1.5 million in increased sales commissions in its South Korea joint-venture business.

Earnings from operations increased 96.9 percent primarily due to sales growth.

Net loss was $66.7 million and diluted loss per share was $0.43 per share. However, after adjusting for the impact of Tax Cuts & Jobs Act (“TCJA”), adjusted net earnings were $33.3 million and adjusted diluted earnings per share were $0.21.

Income Taxes
The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional additional income tax expense of $99.9 million in the fourth quarter, or an impact of $0.64 per diluted share. The additional expense encompasses several elements, including a one-time tax on accumulated overseas profits and the revaluation of deferred tax assets and liabilities. As a result, the Company’s reported tax rate was 194.4 percent for the fourth quarter, and 38.8 percent for the full year. Excluding the additional expense, the Company’s tax rate would have been 12.2 percent for the fourth quarter and 12.8 percent for the full year. The Company will continue to analyze the impact of the TCJA to determine its full effects. However, based on current expectations, the Company’s 2018 annual tax rate is estimated to be in the range of 12 percent to 17 percent.

Full-Year 2017 Financial Results

($ in millions, except per share data)

	For the year ended
	December 31,		Change
	2017	2016	$	%
Sales	$4,164.2	$3,563.3	$600.9	16.9%
Gross Profit	1,938.9	1,634.6	304.3	18.6%
Gross Margin	46.6%	45.9%
SG&A Expenses	1,572.7	1,278.0	294.7	23.1%
As a % of Sales	37.8%	35.9%
Earnings from Operations	382.9	370.5	12.4	3.3%
Operating Margin	9.2%	10.4%
Net Earnings (Loss)	179.2	243.5	(64.3)	(26.4%)
GAAP Diluted
Earnings Per Share	$1.14	$1.57	($0.43)	(27.4%)
Adjusted Diluted
Earnings Per Share	$1.78	$1.57	$0.21	13.4%

Full-year sales growth was the result of a 24.3 percent increase in the Company’s international wholesale business, a 21.9 percent increase in the Company’s global retail business, and a 4.1 percent increase in the Company’s domestic wholesale business. Comparable same store sales in Company-owned stores increased 7.2 percent, including a domestic increase of 6.4 percent and an international increase of 10.1 percent.

Gross margins improved due to the sale of more in-line product in 2017 and a stronger Company-owned retail and international business.

SG&A expenses increased 23.1 percent including an increase in selling expenses of $70.1 million primarily to support growth in its international markets. It also included an increase of 22.0 percent in general and administrative expenses principally due to $73.7 million in new store operating costs associated with 75 additional Company-owned stores opened in the year and $109.5 million to support growth in the Company’s international joint venture and subsidiary businesses.

Earnings from operations increased 3.3 percent primarily from increased sales growth.

Net earnings were $179.2 million and diluted earnings per share were $1.14 per share. However, after adjusting for the impact of TCJA, adjusted net earnings were $279.1 million and adjusted diluted earnings per share were $1.78.

Balance Sheet
At year-end 2017, cash and cash equivalents were $736.4 million, an increase of $17.9 million, or 2.5 percent over last year.

Total inventory, including inventory in transit, was $873.0 million, a $172.5 million increase, or 24.6 percent, over December 31, 2016, and in line with the Company’s incoming order rate, as well as the Company’s growing retail and wholesale businesses.

Working capital was $1.5 billion versus $1.2 billion at December 31, 2016, primarily reflecting increased investment in inventory for 2018.

“Our relevant and affordable products are resonating with consumers across the globe. This, combined with the investments and efficiencies we have made in our global infrastructure, directly contributed to our record sales performance in 2017. It also uniquely positions us for success in 2018 and beyond,” said John Vandemore, chief financial officer of Skechers. “In addition, our strong balance sheet and significant free cash flow allows us to fully execute our capital allocation strategy by continuing to make high-growth investments and to return cash directly to stockholders in the form of a stock repurchase.”

Share Repurchase
In February 2018, the Board of Directors authorized a stock repurchase program, under which the Company plans to repurchase up to $150 million of its Class A common stock through February 8, 2021 in the open market at prevailing prices.

Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the United States Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of Class A common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

Outlook
For the first quarter of 2018, the Company believes it will achieve sales in the range of $1.175 billion to $1.200 billion, and diluted earnings per share of $0.70 to $0.75.

Fourth Quarter and Full Year 2017 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2017 financial results. The call can be accessed on the Investor Relations section of the Company’s website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning February 8, 2018, at 7:30 p.m. ET, through February 22, 2018, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13655455.

Non-GAAP Financial Measures
References in this press release to “Sales” refers to the Company’s net sales reported under generally accepted accounting principles in the United States (“GAAP”). To supplement its financial results presented in accordance with GAAP, the Company presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. “Income Tax Expense,” “Net Earnings (Loss),” “Basic and Diluted Earnings (Loss) Per Share” and the “Effective Tax Rate” are all measures for which the Company provides the reported GAAP measures and adjusted non-GAAP measures. References to “Adjusted Basic and Diluted Earnings Per Share” refers to GAAP reported Basic and Diluted Earnings Per Share adjusted for certain discrete or one-time items, including the impact of the recently enacted Tax Cuts & Jobs Act. Reconciliations of the non-GAAP financial measures with the comparable GAAP financial measures are described in the table and related disclosure below.

*SportsOneSource, January 9, 2018

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, 2,570 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the nine months ended September 30, 2017. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$736,431	$718,536
Trade accounts receivable, net	405,921	326,844
Other receivables	27,083	19,191

Total receivables	433,004	346,035
Inventories	873,016	700,515
Prepaid expenses and other current assets	62,573	62,680

Total current assets	2,105,024	1,827,766
Property, plant and equipment, net	541,601	494,473
Deferred tax assets	29,922	26,043
Other assets	58,535	45,388

Total non-current assets	630,058	565,904

TOTAL ASSETS	$2,735,082	$2,393,670

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,801	$1,783
Accounts payable	505,334	520,437
Short-term borrowings	8,011	6,086
Accrued expenses	82,202	93,424

Total current liabilities	597,348	621,730
Long-term borrowings, net of current installments	71,103	67,159
Deferred tax liabilities	161	412
Other long-term liabilities	118,259	18,855

Total non-current liabilities	189,523	86,426
Total liabilities	786,871	708,156
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,829,064	1,603,633
Noncontrolling interests	119,147	81,881

Total equity	1,948,211	1,685,514

TOTAL LIABILITIES AND EQUITY	$2,735,082	$2,393,670

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$970,589	$764,290	$4,164,160	$3,563,311
Cost of sales	516,506	408,078	2,225,271	1,928,715

Gross profit	454,083	356,212	1,938,889	1,634,596
Royalty income	6,297	4,983	16,666	13,885

	460,380	361,195	1,955,555	1,648,481

Operating expenses:
Selling	63,883	59,502	327,201	257,129
General and administrative	340,843	273,431	1,245,474	1,020,834
	404,726	332,933	1,572,675	1,277,963

Earnings from operations	55,654	28,262	382,880	370,518
Other income (expense):
Interest, net	(937)	(1,472)	(4,257)	(5,084)
Other, net	131	(4,640)	5,637	(5,950)

	(806)	(6,112)	1,380	(11,034)

Earnings before income tax expense	54,848	22,150	384,260	359,484
Income tax expense	106,609	6,981	149,156	74,125

Net (loss) earnings	(51,761)	15,169	235,104	285,359
Less: Net earnings attributable to non-controlling interests	14,889	8,505	55,914	41,866

Net (loss) earnings attributable to Skechers U.S.A., Inc.	$(66,650)	$6,664	$179,190	$243,493

Net (loss) earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$(0.43)	$0.04	$1.15	$1.58

Diluted	$(0.43)	$0.04	$1.14	$1.57

Weighted average shares used in calculating (loss) earnings per share attributable to Skechers U.S.A., Inc.:
Basic	156,098	154,658	155,651	154,169

Diluted	156,098	155,405	156,523	155,084

SKECHERS U.S.A., INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP MEASURES
(unaudited)
(In thousands, except per share data)

	Three months ended December 31,
Adjusted earnings, net (loss) earnings per share	2017			2016
and effective tax rate			Adjusted for Non	Reported
	Reported GAAP	Adjustment	GAAPMeasure	GAAP
	Measure	For TCJA	(1)	Measure

Earnings before income tax expense.....................................	$54,848	—	$54,848	$22,150
Income tax expense...................................................	106,609	$(99,937)	6,672	6,981

Net (loss) earnings......................................................	(51,761)	99,937	48,176	15,169
Less: Net earnings attributable to non-controlling interests......	14,889	—	14,889	8,505

Net (loss) earnings attributable to Skechers U.S.A., Inc.......	$(66,650)	$99,937	$33,287	$6,664

Effective tax rate.........................................................	194.4%	—	12.2%	31.5%
Net (loss) earnings per share attributable to Skechers U.S.A., Inc.:
Basic.....................................................................	$(0.43)	$0.64	$0.21	$0.04

Diluted.....................................................................	$(0.43)	$0.64	$0.21	$0.04

	Twelve months ended December 31,
Adjusted earnings, net earnings per share	2017			2016
and effective tax rate			Adjusted for Non	Reported
	Reported GAAP	Adjustment	GAAPMeasure	GAAP
	Measure	For TCJA	(1)	Measure

Earnings before income tax expense.....................................	$384,260	—	$384,260	$359,484
Income tax expense......................................................	149,156	$(99,937)	49,219	74,125

Net earnings............................................................	235,104	99,937	335,041	285,359
Less: Net earnings attributable to non-controlling interests......	55,914	—	55,914	41,866

Net earnings attributable to Skechers U.S.A., Inc............	$179,190	$99,937	$279,127	$243,493

Effective tax rate.........................................................	38.8%	—	12.8%	20.6%
Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic.....................................................................	$1.15	$0.64	$1.79	$1.58

Diluted.....................................................................	$1.14	$0.64	$1.78	$1.57

(1) During the fourth quarter of 2017, the Company recorded a net tax expense of $99.9 million related to the enactment of the Tax Cuts and Jobs Act. The expense is primarily related to the TCJA’s transition tax on previously unremitted earnings of non-U.S. subsidiaries and is net of remeasurement of Skechers’ deferred tax assets and liabilities considering the TCJA’s newly enacted tax rates. This provisional amount is subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by recent SEC guidance. In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the net impact of enactment of the TCJA. This item represents a significant charge that impacted the Company’s financial results. Net earnings (loss), income tax expense, basic and diluted earnings (loss) per share, and the effective tax rate are all measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of this item may not be comparable to similarly titled measures used by other companies.